EXHIBIT 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

For Immediate Release
Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER

AND FULL YEAR RESULTS

- Reports Fourth Quarter Diluted Earnings Per Share of $.60 vs. $.44 in Prior Year -

- Projects First Quarter Diluted Earnings Per Share of $.60 vs. $.48 in Prior Year -

HOUSTON, TEXAS - May 4, 2005 – Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its fourth quarter and year-ended March 31, 2005.

Sales for the March quarter were $197.7 million, up 8% compared to $183.4 million a year ago.  Net income for the March quarter was $8.6 million, or $.60 per diluted share, representing increases of 39% and 36% compared to net income of $6.2 million and $.44 per diluted share reported for the March 2004 quarter.

For the year-ended March 31, 2005, total sales were a record $779.0 million, up 10% compared to $708.1 million in 2004.  Net income in 2005 totaled $32.7 million, or $2.31 per diluted share, representing increases of 64% and 60% compared to net income of $20.0 million and $1.44 per diluted share in the prior year.

“We are pleased to report another quarter of significantly improved results,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Our sales growth resulted from both internal growth, which was driven by our National Sales and Cross-Selling efforts, and acquisitions.  Operating margin for the March quarter was 7.4%, a 17% improvement over operating margin of 6.3% in the year ago period.  This represents the fourth consecutive quarter of year-over-year margin improvement, driven by our focus on leveraging our sales growth and controlling costs.  Operating cash flow was $22.6 million in the March quarter, evidencing our continuing ability to generate strong cash flows and further enabling us to operate with the substantial benefits derived from a strong balance sheet.”

Mr. Davis added, “Our 2005 accomplishments were highlighted by our acquisition of eight companies with total annual sales in excess of $110 million, increases of 22% in National Sales and 27% in Cross-Selling, and a 42% increase in operating income.  We begin our 2006 year with significant momentum and are well-positioned to capitalize on our industry-leading market position and financial strength to generate long term growth in sales and profits.”

Mr. Davis concluded, “For the first quarter, revenues are projected to grow 16% from the prior year to $210.0 million, reflecting a combination of internal growth and a full quarter contribution from our March acquisition of the seven Kelmscott companies.  Diluted earnings per share are projected at $.60, an increase of 25% over the prior year.”

Consolidated Graphics will host a conference call today, May 4, 2005, at 11:00 a.m. Eastern Time, to discuss its fourth quarter and full year 2005 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the live Web cast at the Company’s homepage, www.consolidatedgraphics.com.

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.consolidatedgraphics.com.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Sales	$197,718	$183,369	$779,016	$708,060
Cost of Sales	148,862	139,034	586,615	540,080
Gross Profit	48,856	44,335	192,401	167,980
Selling Expense	20,998	19,960	81,456	76,189
General and Administrative Expense	13,320	12,780	54,116	51,887
Operating Income	14,538	11,595	56,829	39,904
Interest Expense, net	1,228	1,454	5,107	7,216
Income before Taxes	13,310	10,141	51,722	32,688
Income Taxes	4,725	3,955	19,000	12,691
Net Income	$8,585	$6,186	$32,722	$19,997

Earnings Per Share
Basic	$.63	$.46	$2.40	$1.49
Diluted	$.60	$.44	$2.31	$1.44

Weighted Average Shares Outstanding
Basic	13,726	13,532	13,649	13,439
Diluted	14,283	14,151	14,160	13,896

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